Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

BYLAWS OF HKN, INC.

HKN, Inc., a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors (the “Board”) of the Corporation has duly adopted a resolution setting forth a proposed amendment to the bylaws, declaring said amendment is as follows:

RESOLVED, that Section 8.01 of the Corporation’s bylaws be and hereby are amended to read as follows:

“Section 8.01. Certificates Representing Shares. The shares of capital stock of the corporation shall be represented by certificates or electronic registries as determined from time to time by the board of directors of the Corporation. If the corporation shall be authorized to issue more than one class of stock, the designations, preferences, limitations and relative rights of each class and the variations in the relative rights and preferences of each series of any preferred or special class of stock shall be set forth upon the face or back of the certificate in full or summary form or be incorporated by reference on the face or back of the certificate in accordance with the provisions of the Act.”

SECOND:	The effective time of the amendment herein certified shall be 12:01 a.m. April 26, 2013.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 26th day of April, 2013.

By:	/s/ Nelda Bruce
Authorized Officer

Title:	VP Finance and Corporate Secretary

Name:	Nelda Bruce
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